Exhibit 99.1

Motus GI Named a Sole Source Supplier

with U.S. Department of Veteran Affairs

●	Multiple contracts with VA medical centers already executed for Pure-Vu EVS under the sole source supplier designation, with additional centers under evaluation

●	Approximately 645,000 colonoscopies were performed at ~170 VA medical centers over the last three years

●	Colonoscopy quality assurance is a key priority of the VA National Gastroenterology and Hepatology Program (NGHP) for veterans, including those who struggle with pre-procedural bowel prep

FORT LAUDERDALE, FL, September 29, 2022 (GLOBE NEWSWIRE) — Motus GI Holdings, Inc., (NASDAQ: MOTS) (“Motus GI” or the “Company”), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, announced today it is now officially recognized as a sole source provider and small business by the Veterans Health Administration (VHA), the largest integrated health care system in the U.S. providing care to over nine million veterans. These special designations provide the Company with direct access to the VHA’s procurement arm, thereby streamlining the purchasing and contracting process. The Company believes this will increase its ability to access VA medical centers across the country and increase the use of the Pure-Vu EVS System to help veterans suffering from inadequate pre-procedural bowel preparation for both inpatient and outpatient colonoscopies.

Motus GI is committed to providing additional commercial focus to the VA Health System in order to support increasing demand for the Pure-Vu EVS system, including educational resources and clinical study opportunities. This strategic support for VA medical centers builds upon the expanded commercial program Motus GI introduced for the launch of Pure-Vu EVS earlier this year. The success of the launch to date has included positive feedback from VHA physicians and administrators, and system placements at several VA medical centers.

“We are proud to serve our veteran population, particularly those who may encounter challenges with bowel preparation as a result of pre-existing medical conditions,” commented Tim Moran, Chief Executive Officer of Motus GI. “Based on the recent success of the Pure-Vu EVS system at several VA medical centers, we are allocating additional resources to this large commercial opportunity. We believe the clinical and financial value our technology provides this targeted population will help drive its adoption by additional VA medical centers. As we look out longer term, we expect the VHA system to serve as a major factor in our ability to develop the U.S. market for the Pure-Vu EVS system.”

There were approximately 645,000 colonoscopies performed at approximately 170 VA medical centers over the last three years. This patient population often sees higher rates of inadequate bowel preparation, travel longer distances for care, and experience longer average wait times. Additionally, the VA medical centers have a strong desire to provide improved care for their patients and are penalized for referring procedures outside of the VA system. Ensuring a high-quality procedure, the first time is a top priority.

“One of the unique characteristics of the VA health care system is they are not beholden to the reimbursement policies of third-party payers, and therefore physicians are able to use our Pure-Vu EVS system for both inpatient and outpatient procedures. Our aim is to enable the highest quality care for veterans and we are excited to continue to invest in this relationship moving forward,” said Mr. Moran.

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, possible or assumed future results of operations, business strategies, potential grow opportunities, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s quarterly and annual reports filed with the Securities and Exchange Commission, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Troy Williams

LifeSci Advisors

(518) 221-0106

twilliams@lifesciadvisors.com